Exhibit 10.23
Summary of Sprint Nextel Corporation’s 2007 Long-Term Incentive Plan
     The Sprint Nextel 2007 Long-Term Incentive Plan (the “2007 LTI Plan”) is a three-year program that provides for equity-based incentive awards. A portion of the value of each participant’s target opportunity is in the form of stock option grants and the remainder is in the form of restricted stock unit, or RSU, awards.
     Fifty percent of the value of each participant’s targeted opportunity is in the form of stock option grants, the number of which is based on the value of each option determined using the Black Scholes valuation model. The exercise price of each option is the average of the high and low price of our common stock on the grant date and the options vest ratably in three equal portions on each of the first, second and third anniversaries of the grant date.
     The remaining fifty percent of the value of each participant’s targeted opportunity is in the form of RSU awards(the “Primary RSU Award”), the number of which is based on a thirty day average of the high and low price of our common stock. In addition to the Primary RSU Award, each eligible employee who participated in the 2006 Long-Term Incentive Plan, which includes each of our executive officers other than Gary Forsee and Barry West, have received an additional RSU award (the “Additional RSU Award”) in an amount equal to 35% of the number of shares underlying his or her Primary RSU Award. Both the Primary and Additional RSU Awards include a performance component, which could result in the number of RSU awards being forfeited or increased, ranging from 0% to 200% of the number of RSUs initially awarded, based on the achievement of specified results with respect to the following performance objectives: adjusted OIBDA margin of our core operations for 2009 and cumulative free cash flow from operations for 2007 through 2009, each weighted 50%. All RSU awards vest on the third anniversary of the date of the award and are eligible to receive dividend equivalent cash payments, as and to the extent declared with respect to our common stock, following the performance period.
     The stock option grants and all RSU awards have been made pursuant to our 1997 Long-Term Stock Incentive Program.
     Mr. Forsee’s employment agreement provides for an annual long-term performance-based incentive opportunity with a $10 million target value for 2007. The actual incentive amounts paid under the 2007 LTI Plan will be based on our actual results in relation to the established performance objectives, and these payments may be greater or less than the established target amounts.